Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

Arkansas Lime Company, an Arkansas Corporation

ART Quarry TRS LLC (DBA Carthage Crushed Limestone), a Delaware LLC

Colorado Lime Company, a Colorado Corporation

Mill Creek Dolomite, LLC, an Oklahoma Corporation

Texas Lime Company, a Texas Corporation

U.S. Lime Company, a Texas Corporation

U.S. Lime Company - Shreveport, a Louisiana Corporation

U.S. Lime Company - St. Clair, a Delaware Corporation

U.S. Lime Company - Transportation, a Texas Corporation

U.S. Lime Company - O & G, LLC, a Texas LLC